Filed Pursuant to Rule 433

Registration Statement File No. 333-285353

March 4, 2026

CANADIAN PACIFIC RAILWAY COMPANY

Pricing Term Sheet

The information in this pricing term sheet relates to the offering by Canadian Pacific Railway Company of US$600,000,000 of its 4.000% Notes due 2029 (the “2029 Notes”) and US$600,000,000 of its 5.500% Notes due 2056 (the “2056 Notes” and, together with the 2029 Notes, the “Offering”) and should be read together with the preliminary prospectus supplement dated March 4, 2026 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated March 6, 2025. Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Canadian Pacific Railway Company

Guarantor:	Canadian Pacific Kansas City Limited

Expected Ratings*:	S&P: BBB+ (positive) Moody’s: Baa1 (stable)

Pricing Date:	March 4, 2026

Settlement Date**:	March 6, 2026 (T+2)

Title:	4.000% Notes due 2029 5.500% Notes due 2056

Interest Payment Dates:	2029 Notes: March 15 and September 15, commencing September 15, 2026 2056 Notes: March 15 and September 15, commencing September 15, 2026

Principal Amount:	2029 Notes: $600,000,000 2056 Notes: $600,000,000

Maturity Date:	2029 Notes: March 15, 2029 2056 Notes: March 15, 2056

Coupon:	2029 Notes: 4.000% 2056 Notes: 5.500%

Benchmark Treasury:	2029 Notes: 3.500% due February 15, 2029 2056 Notes: 4.625% due November 15, 2055

Benchmark Treasury Price / Yield:	2029 Notes: 99-28 / 3.545% 2056 Notes: 98-16+ / 4.718%

Spread to Benchmark Treasury:	2029 Notes: +50 basis points 2056 Notes: +85 basis points

Yield to Maturity:	2029 Notes: 4.045% 2056 Notes: 5.568%

Price to the Public:	2029 Notes: 99.872% of the principal amount 2056 Notes: 99.012% of the principal amount

Optional Redemption Provisions:

Make-Whole Call:

2029 Notes: Prior to February 15, 2029 at T+10 bps

2056 Notes: Prior to September 15, 2055 at T+15 bps

Par Call:

2029 Notes: On or after February 15, 2029 at 100%

2056 Notes: On or after September 15, 2055 at 100%

Change of Control:	At 101% of principal, plus accrued and unpaid interest to the repurchase date

CUSIP/ISIN:	2029 Notes: 13645R BP8 / US13645RBP82 2056 Notes: 13645R BS2 / US13645RBS22

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Goldman Sachs & Co. LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.

SMBC Nikko Securities America, Inc.
BMO Capital Markets Corp. (for 2029 Notes only)

CIBC World Markets Corp. (for 2029 Notes only)

RBC Capital Markets, LLC (for 2029 Notes only)

Scotia Capital (USA) Inc. (for 2029 Notes only)

BofA Securities, Inc. (for 2056 Notes only)

Morgan Stanley & Co. LLC (for 2056 Notes only)

Wells Fargo Securities, LLC (for 2056 Notes only)

Co-Managers:

BofA Securities, Inc. (for 2029 Notes only)

Morgan Stanley & Co. LLC (for 2029 Notes only)

Wells Fargo Securities, LLC (for 2029 Notes only)

BMO Capital Markets Corp. (for 2056 Notes only)

CIBC World Markets Corp. (for 2056 Notes only)

RBC Capital Markets, LLC (for 2056 Notes only)

Scotia Capital (USA) Inc. (for 2056 Notes only)

ATB Capital Markets Corp.

Desjardins Securities Inc.

U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

Note: It is expected that delivery of the Notes will be made against payment therefor on or about March 6, 2026, which will be the second business day following the date of the pricing of the Notes (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day preceding the date of delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the business day preceding the date of delivery of the Notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, Barclays Capital Inc. toll free at 1-888-603-5847, Citigroup Global Markets Inc. toll free at 1-800-831-9146 or SMBC Nikko Securities America, Inc. toll free at 1-888-868-6856.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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